Exhibit 4.2

NEITHER THIS WARRANT NOR ANY SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED TO THE COMPANY TO THE EFFECT THAT REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

STOCK PURCHASE WARRANT

                 , 20

No.

Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, hereby certifies that, subject to the terms and conditions set forth herein,                                          (the “Holder”), is entitled to purchase the Warrant Share Number of shares of Warrant Stock (both as defined in Section 1 below) from the Company at any time or from time to time prior to the Expiration Date (as defined in Section 2(c) below), for the Exercise Price (as defined in Section 1(c) below), subject to adjustments as set forth in Section 5.

This Stock Purchase Warrant (the “Warrant”) is being issued in connection with the purchase by the Holder of a Term Note (the “Note”) of the Company in the original principal amount set forth on the signature page hereto (the “Note Principal”), and is one of a number of Stock Purchase Warrants (collectively, the “Warrants”) being issued pursuant to that certain Note and Warrant Purchase Agreement dated as of October 4, 2010 (as such agreement shall be amended from time to time, the “Purchase Agreement”) by and among the Company and the Purchasers from time to time party thereto, and is subject to the provisions of the Purchase Agreement, as amended from time to time.

1. Determination of Warrant Stock, Warrant Share Number and Warrant Exercise Price.

(a) Warrant Stock. The term “Warrant Stock” shall mean shares of the Series 1 Non-Convertible Preferred Stock, par value $.01 per share (the “Series 1 Non-Convertible Preferred Stock”), of the Company.

(b) Warrant Share Number. This warrant shall be exercisable at a rate equal to (i) X1 shares of Series 1 Non-Convertible Preferred Stock or (ii) if a milestone payment of at least $40 million under the Company’s Collaborative Development and License Agreement with Abbott Laboratories is not received by the Company on or before March 31, 2011, 2X shares of Series 1 Non-Convertible Preferred Stock.

[1]	X = The principal amount of the Holder’s Note rounded down to the nearest dollar and expressed as a whole number.

(c) Exercise Price. The Exercise Price shall be $0.01 per share, subject to adjustment as set forth in Section 5.

2. Exercise of Warrant.

(a) Mechanics of Exercise. This Warrant may be exercised by the registered holder hereof by surrender to the Company of this Warrant, with the attached form of subscription agreement duly executed by such holder, accompanied by payment equal to the aggregate purchase price for the securities for which this Warrant is then being exercised according to Section 4 hereof.

(b) Warrant Agent. In the event that a bank or trust company is appointed as trustee for the holder of this Warrant pursuant to Section 5(b) hereof, such bank or trust company will have all the powers and duties of a warrant agent appointed pursuant to Section 9 hereof and will accept, in its own name for the account of the Company or such successor entity as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, upon exercise of this Warrant.

(c) Expiration. This Warrant and the holder’s rights hereunder will expire as of the earlier of (i) payment in full by the Company of the Note upon a Liquidity Event (as such term is defined in the Note), (ii) as of 5:00 P.M. (Boston time) on October 4, 2017 or (iii) Holder breaches Holder’s obligations under the Purchase Agreement with respect to purchasing Holder’s Pro Rata Share of any Subsequent Tranche (as such terms are defined in the Purchase Agreement).

3. Delivery of Certificates: Fractional Shares.

(a) Delivery of Certificates. As soon as is practicable after any exercise of this Warrant, the Company, at its own expense, will deliver to the registered holder hereof one or more certificates representing the securities to which such holder is entitled in respect of such exercise, together, in the case of any partial exercise, with a new Warrant representing the unexercised portion hereof.

(b) Fractional Shares. In the event that any exercise of this Warrant would, but for the provisions of this Section 3(b), result in the issuance of any fractional share of capital stock, then in lieu of such fractional share the registered holder hereof will be entitled to cash equal to the fair market value of such fractional share, as determined in good faith by the Company’s Board of Directors.

4. Payment of Exercise Price. The Exercise Price may be paid at the holder’s election either (i) by cash, certified or official bank check payable to the order of the Company, or wire transfer to its account, or (ii) by the net issuance method in accordance with the following formula:

	X =	(Y)(A-B)/A

where:	X =	the number of shares of Warrant Stock to be issued to the holder

	Y =	the number of shares of Warrant Stock requested to be exercised under this Warrant

	A =	the current fair market value of one (1) share of Warrant Stock

	B =	the Exercise Price

As used herein, current fair market value of Warrant Stock shall mean with respect to each share of Warrant Stock $1.00 (subject to adjustment in accordance with Section 5 hereof).

5. Adjustments for Reorganizations, Consolidations, Mergers, etc. During the period that this Warrant is exercisable:

(a) Certain Adjustments. If, prior to the exercise of the Warrant, the Company (A) effects a capital reorganization, reclassification, or recapitalization, (B) consolidates with or merges with or into any other person or entity, or (C) transfers all or substantially all of its properties or assets to any other person or entity under any plan or arrangement contemplating the dissolution of the Company, then in each such case, the registered holder of this Warrant, upon exercise hereof at any time after or simultaneously with the consummation of such reorganization, reclassification, recapitalization, consolidation, or merger or the effective date of such dissolution, as the case may be, will receive, in lieu of the securities issuable upon such exercise before such consummation or effective date, the other securities, cash, and/or property to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided herein.

(b) Appointment of Trustee for Warrant Holders Upon Dissolution. In the event of any dissolution of the Company, the Company (other than as described in Section 5(a)(C) above), prior to such dissolution, will, at its expense, deliver or cause to be delivered the securities, property, and/or cash receivable by the registered holder of the Warrant after the effective date of such dissolution pursuant to this Section 5 to a bank or trust company having its principal office in Boston, Massachusetts, as trustee for the registered holder of this Warrant.

(c) Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 5, this Warrant will continue in full force and effect and the terms hereof will be applicable to the securities, cash, and/or property receivable on the exercise of this Warrant after or simultaneously with the consummation of such reorganization, consolidation, or merger or the effective date of dissolution following any such transfer, as the case may be, and will be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer the person or entity acquiring all or substantially all of the properties or assets of the Company, whether or not such person or entity expressly assumes the Company’s obligations under this Warrant as provided in this Section 5.

6. No Dilution or Impairment.

(a) During the period that this Warrant is exercisable, the Company will not, by amendment of its Certificate of Incorporation as amended from time to time (the “Certificate of Incorporation”) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the registered holder of this Warrant against dilution. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon exercise of this Warrant from time to time.

(b) Rights, Preferences and Authorized Shares. At any time prior to the issuance of Series 1 Non-Convertible Preferred Stock, the Corporation will not: (1) alter or change the rights, preferences or privileges of the Series 1 Non-Convertible Preferred Stock; or (2) increase the number of authorized shares of Series 1 Non-Convertible Preferred Stock, as the case may be, without obtaining the written consent of the Required Noteholders (as such term is defined in the Note).

7. Notices of Record Date, Etc. During the period that this Warrant is exercisable, in the event of any proposed or contemplated:

(a) taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all the assets of the Company to, or any consolidation or merger of the Company with or into, any other person or entity; or

(c) voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such event the Company will mail or cause to be mailed to the registered holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is anticipated to take place and the time, if any is to be fixed, as of which the holders of record of any class or series of the Company’s capital stock or other securities will be entitled to exchange such stock or other securities for other securities, cash, and/or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up. Such notice will be mailed at least thirty days prior to the earliest date specified in such notice on which any such action or transaction is to be taken or consummated.

8. Reservation of Securities Issuable on Exercise of Warrant. During the period that this Warrant is exercisable, the Company at all such times and from time to time will reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, the quality and quantities of securities from time to time issuable upon exercise of this Warrant. If at any time the Company does not have sufficient authorized securities to comply with the foregoing sentence, the Company promptly will take all steps (including without limitation amending the Certificate of Incorporation) necessary to provide the quality and quantity of securities sufficient to effect the exercise in full of this Warrant.

9. Warrant Agent. The Company may, by written notice to the registered holder of this Warrant, appoint an agent having an office in Boston, Massachusetts for the purpose of issuing securities upon exercise of this Warrant, exchanging or replacing this Warrant, or any of the foregoing, and thereafter any such issuance, exchange, or replacement as the case may be, will be made at such office by such agent.

10. Captions. The captions of sections or subsections of this Warrant are for reference only and will not affect the interpretation or construction of this Warrant.

11. Equitable Relief. The Company hereby acknowledges that any breach by it of its obligations under this Warrant would cause substantial and irreparable damage to the registered holder hereof and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that, in addition to any other rights and remedies to which the registered holder hereof may be entitled in respect of any breach of such obligations, such holder will be entitled to an injunction, specific performance and/or other equitable relief to prevent the breach of such obligations.

12. Waivers. No waiver of any breach or default hereunder will be valid unless in a writing signed by the registered holder hereof. No failure or other delay by the registered holder hereof exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Notwithstanding the foregoing, this Warrant may be amended and any of its terms may be waived as set forth in the Purchase Agreement, as amended from time to time.

13. Governing Law. This Warrant will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law).

Executed and delivered under seal on and as of the date first above written.

Note Principal: $	ENANTA PHARMACEUTICALS, INC.

By:
Jay R. Luly
President and Chief Executive Officer

SUBSCRIPTION FORM

The undersigned, the registered holder of the within Stock Purchase Warrant, hereby elects to exercise the purchase right represented by such Warrant as follows:

The undersigned hereby elects to purchase shares of Warrant Stock (as defined in this Warrant) and herewith makes payment of $ therefor.

The undersigned hereby elects to exercise this Warrant by the net issuance method described in Section 4 of this Warrant and to receive shares of Warrant Stock (as defined in this Warrant).

The undersigned further requests that the certificates representing such shares be issued in the name of and delivered to                                          and if such shares shall not include all of the shares issuable under this Warrant, that a new Warrant of like tenor and date be delivered to the undersigned for the shares not issued.

Dated:
Name of Registered Holder